AMERICAN RAILCAR INDUSTRIES

100 Clark Street, St. Charles Missouri 63301 www.americanrailcar.com
News Release

For Release: April 3, 2006	Contact:	William P. Benac
		Michael Obertop
	Phone:	636.940.6000

AMERICAN RAILCAR INDUSTRIES’ MARMADUKE TANK RAILCAR PRODUCTION
FACILITY SUFFERS STORM DAMAGE

ST. CHARLES, MO (April 3, 2006) — American Railcar Industries, Inc. (NASDAQ: ARII) (“ARI”) today announced that tornadoes and hail damaged portions of the Company’s tank car production facility and railcar inventory in Marmaduke, Arkansas. No employee injuries have been reported. The Marmaduke facility is currently shut down, while the Company assesses the extent of the damage. The Company expects that production at this facility will be delayed for a period of time. The Company carries both casualty and property insurance for its facilities and inventory, as well as business interruption insurance, and is reviewing the extent and scope of this coverage with its insurance carriers. The Company’s other manufacturing facilities at Paragould, AR and Kennett, MO did not suffer any damage from these storms.
About American Railcar Industries, Inc.
     American Railcar Industries, Inc. is a leading North American manufacturer of covered hopper and tank railcars. ARI also repairs and refurbishes railcars, provides fleet management services and designs and manufactures certain railcar and industrial components used in the production of its railcars as well as railcars and non-railcar industrial products produced by others. ARI provides its railcar customers with integrated solutions through a comprehensive set of high quality products and related services.
     This press release contains statements relating to our expected financial performance and/or future business prospects, events and plans that are “forward-looking statements” as defined under the Private Securities Litigation Reform Act of 1995. Forward-looking statements represent our estimates and assumptions only as of the date of this press release. Such statements include, without limitation, statements regarding our insurance coverage and production delay. The Company is currently assessing the scope of the damage to its facility and its property and its insurance coverage. We cannot guarantee that the Company’s insurance coverage, subject to applicable deductibles, is adequate to cover damage to the facility and railcars. Nor can we guarantee that our business interruption insurance is adequate to cover lost profits. Furthermore, we cannot guarantee how long our production delay at the facility, will continue. These forward-looking statements are subject to known and unknown risks and uncertainties that could cause actual results to differ materially from the results described in or anticipated by our forward-looking statements. Other potential risks and uncertainties that could adversely affect our business include, among other things: the difficulties of integrating acquired businesses with our own; the cyclical nature of our business; adverse economic and market conditions; fluctuating costs of raw materials, including steel and aluminum, and delays in the delivery of raw materials; our ability to maintain relationships with our suppliers of railcar components; our reliance upon a small number of customers that represent a large percentage of our sales; the variable purchase patterns of our customers and the timing of completion, delivery and acceptance of customer orders; the highly competitive nature of our industry; the risk of lack of acceptance of our new railcar offerings by our customers; and the additional risk factors described in our filing with the Securities and Exchange Commission. We expressly disclaim any duty to provide updates to any forward-looking statements made in this press release, whether as a result of new information, future events or otherwise. More information about American Railcar Industries, Inc. is available on our website at www.americanrailcar.com.